NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS SUBSTANTIAL INCREASES IN FISCAL 2004
FOURTH-QUARTER AND FULL-YEAR SALES AND EARNINGS

Full-Year Net Sales Increase 28 Percent;

Full-Year Net EPS Rise to $.44 Vs. $.15;

Record Backlog - Up 27 Percent

ST. LOUIS, August 26, 2004 . . . . . LaBarge, Inc. (AMEX: LB) today reported that financial results for its fiscal 2004 fourth quarter and full year ended June 27, 2004 rose significantly over prior-year levels.

For the fiscal 2004 fourth quarter, net sales rose 38 percent to $40,910,000, compared with $29,735,000 for the year-ago period. Fourth-quarter net earnings from continuing operations increased 93 percent to $2,501,000, or $.16 per diluted share, in fiscal 2004 compared with $1,294,000, or $.09 per diluted share, in fiscal 2003. Total net earnings for the fiscal 2004 fourth quarter grew 135 percent to $2,501,000, or $.16 per diluted share, compared with $1,066,000, or $.07 per diluted share, in the fiscal 2003 fourth quarter. Included in the Company's fiscal 2004 fourth-quarter results are net sales of $11,938,000 and earnings of approximately $.03 per diluted share contributed by the Company's Pittsburgh operation, which was acquired in February 2004. Fiscal 2003 fourth-quarter results included a net loss from discontinued operations of $228,000, or $.02 per diluted share.

For the 2004 fiscal year, net sales rose 28 percent to $131,510,000, compared with $102,901,000 in fiscal 2003. Net earnings from continuing operations for the 12-month period increased 110 percent to $6,971,000, or $.45 per diluted share, in fiscal 2004, compared with $3,319,000, or $.22 per diluted share, in fiscal 2003. Total net earnings for fiscal 2004 grew 205 percent to $6,869,000, or $.44 per diluted share, compared with $2,248,000, or $.15 per diluted share, in fiscal 2003. Discontinued operations resulted in a net loss of $102,000, or $.01 per diluted share, in fiscal 2004, and a net loss of $1,071,000, or $.07 per diluted share, in fiscal 2003. Fiscal 2004 full-year results included net sales of $17,553,000 and earnings of approximately $.06 per diluted share contributed by the recently acquired Pittsburgh operation.

Gross margin for the 2004 fiscal year increased to 23.1 percent, compared with 20.3 percent for the previous fiscal year. The improvement in gross margin is primarily the result of product mix, operating productivity gains in our manufacturing process and the impact of higher sales volume. Selling and administrative expenses declined as a percentage of sales to 14 percent in fiscal 2004, versus 15 percent last year. Total selling and administrative expenses rose 20 percent from last year in contrast to the 28 percent increase in sales volume. Interest expense was $718,000 in fiscal 2004, versus $820,000 for the year-ago period.

Total debt at June 27, 2004 was $37,735,000, compared with $7,064,000 at June 29, 2003. Cash and cash equivalents at June 27, 2004 were $793,000 versus $4,030,000 at June 29, 2003. "The Company's continuing operations generated $13,034,000 of cash in fiscal 2004, compared with $7,589,000 in the previous year. The increased debt and reduced cash levels at fiscal 2004 year-end reflect the cash acquisition of our new Pittsburgh operation, which was acquired during the third fiscal quarter, and capital expenditures," said Craig LaBarge, chief executive officer and president. "We expect cash flow from operations to continue to be strong, and are planning significant debt reductions during the next year." Stockholders' equity was $42,584,000 at the end of fiscal 2004, up 19 percent from $35,879,000 at fiscal 2003 year-end.

Mr. LaBarge stated further, "In addition to improved growth in sales and earnings, bookings of new business - particularly from the defense and natural resources market sectors - were strong during fiscal 2004. Backlog of unshipped orders set a record at the end of the fiscal year, growing to $156,949,000, up 27 percent from $123,640,000 at the end of last fiscal year, and up 9 percent from $144,048,000 at the end of the fiscal 2004 third quarter.

"The largest contributor to fiscal 2004 revenues was shipments to defense customers, representing 48 percent of sales, versus 49 percent in fiscal 2003," said Mr. LaBarge. "During the year, LaBarge provided cables and electronic assemblies for a variety of defense applications, including military aircraft, radar systems and shipboard programs."

"Revenues from the natural resources market generated 14 percent of fiscal 2004 shipments, versus 17 percent last year," continued Mr. LaBarge. "Natural resources sales represent shipments of capital equipment to customers in the oil-and-gas and mining sectors, and include downhole tools and industrial mining equipment. The increase in current year revenues from this market is attributable to strengthening activity among oil-and-gas customers, business from the Pittsburgh acquisition and the development of new mining customers.

"Shipments of capital equipment to industrial customers were 13 percent of fiscal 2004 revenues compared with an insignificant amount last year," said Mr. LaBarge. "This growth is largely from our recent acquisition which has broadened our customer mix to include companies that do business in the glass packaging and specialized instrumentation industries, as well as other industrial markets."

"The remaining 25 percent of fiscal 2004 sales is attributable to customers in a variety of other market sectors," said Mr. LaBarge.

Fiscal 2005 First-Quarter and Full-Year Outlook

"Based on our strong backlog and the current pipeline of new business opportunities, we are optimistic about our current fiscal year. We anticipate, compared with the same period last year, fiscal 2005 first-quarter net sales to increase at least 36 percent to approximately $41.0 million to $42.0 million, and earnings per diluted share to improve at least 75 percent to approximately $.14 to $.15. Looking further ahead, we continue to expect fiscal 2005 sales and earnings to increase approximately 25 percent from fiscal 2004 levels."

Today's Conference Call Webcast

Today, at 11:00 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2004 fourth quarter and full year. The webcast can be accessed at http://www.labarge.com/investor/stockholder_calendar.asp . Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

LaBarge, Inc. reports the following . . . .

LABARGE, INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts In Thousands -- Except Per-Share Amounts)
	Three Months Ended		Twelve Months Ended

	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003

Net sales	$40,910	$29,735	$131,510	$102,901

Costs and expenses:
Cost of sales	31,234	23,462	101,138	82,053
Selling and administrative expense	5,336	4,121	18,828	15,662
Interest expense	427	198	718	820
Other income, net	(158)	(45)	(677)	(710)

Earnings from continuing operations before income taxes	4,071	1,999	11,503	5,076
Income tax expense	1,570	705	4,532	1,757

Net earnings from continuing operations	2,501	1,294	6,971	3,319

Discontinued operations:
Loss from discontinued operations less applicable income tax benefit of $(131), $(70) and $(519), respectively	---	(228)	(114)	(859)
Gain (loss) on disposal of discontinued operations net of income tax expense of $8 and $2,434, respectively	---	---	12	(212)

Net earnings	$2,501	$1,066	$6,869	$2,248

Basic net earnings per common share:
Net earnings from continuing operations	$0.17	$0.09	$0.47	$0.22
Net loss from discontinued operations	---	(0.02)	(0.01)	(0.07)

Basic net earnings	$0.17	0.07	$0.46	$0.15

Average common shares outstanding	14,965	14,927	14,981	14,977

Diluted net earnings per share:
Net earnings from continuing operations	$0.16	$0.09	$0.45	$0.22
Net loss from discontinued operations	---	(0.02)	(0.01)	(0.07)

Diluted net earnings	$0.16	$0.07	$0.44	$0.15

Average diluted common shares outstanding	15,660	15,072	15,552	15,101

	LABARGE, INC.
	CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	(Amounts In Thousands -- Except Share Amounts)
	June 27, 2004	June 29, 2003

ASSETS
Current assets:
Cash and cash equivalents	$793	$4,030
Accounts and other receivables, net	22,335	15,653
Inventories	40,202	25,743
Prepaid expenses	854	956
Deferred tax assets, net	803	637
Current assets of discontinued operations	---	215

Total current assets	64,987	47,234

Property, plant and equipment, net	18,910	14,255
Deferred tax assets, net	37	299
Intangible assets, net	3,881	270
Goodwill, net	24,471	206
Other assets, net	5,694	4,727
Non-current assets of discontinued operations	---	171

Total assets	$117,980	$67,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$7,050	$ ---
Current maturities of long-term debt	4,415	395
Trade accounts payable	12,305	7,808
Accrued employee compensation	8,466	5,930
Advances from customers for purchase of materials	2,656	3,419
Other accrued liabilities	8,864	4,208
Current liabilities of discontinued operations	---	66

Total current liabilities	43,756	21,826

Long-term advances from customers for purchase of materials	5,370	2,788
Long-term debt	26,270	6,669

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at June 27, 2004 and June 29, 2003, including shares in treasury	158	158
Additional paid-in capital	13,462	13,486
Retained earnings	31,853	24,984
Accumulated other comprehensive gain	157	---
Less cost of common stock in treasury, shares of 808,754 at June 27, 2004 and 844,903 at June 29, 2003	(3,046)	(2,749)

Total stockholders' equity	42,584	35,879

Total liabilities and stockholders' equity	$117,980	$67,162

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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